Seventeenth Amendment to Automatic YRT Reinsurance Agreement

("Seventeenth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Revised Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment, the Thirteenth Amendment, the Fourteenth Amendment, the Fifteenth Amendment, and the Sixteenth Amendment to the Agreement, the General Amendment increasing Ceding Company retention as of [*], and the General Amendment effective [*] ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended and incorporated as follows:

1.For clarification and consistency with the remainder of the provision, "Statutory Penalties" is added to the first paragraph of Article 9.8 Extra Contractual Obligations:

The Reinsurer will not participate in Punitive Damages, Compensatory Damages, and Statutory Penalties that are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this Agreement.

2.Article 13.11 is hereby added to Article 13 General Provisions of the Agreement as follows to incorporate language to memorialize the parties continued compliance with the Foreign Account Tax Compliance Act (FATCA):

13.11THE FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)

The parties to this Agreement agree to each provide the other party upon request any required documentation to support withholding tax reporting obligations or other information as may be needed to meet IRS or other government requirements (such as any such obligations under the Foreign Account Tax Compliance Act).

3.Article 16.3 Insolvency of the Reinsurer is deleted and replaced by the attached revised Article 16.3 marked "Revised [*]", in order to provide revised provision regarding Insolvency of the Reinsurer.

4.The following sentence is added to the end of Article 17.1 Errors and Omissions:

The Ceding Company will seek in good faith to provide information about and consult with the Reinsurer prior to making material corrections to reinsurance premiums on previously reported policies, or taking back premium for late reported terminations on the monthly billing statement, totaling $1,000,000 or more of reinsurance premium in a monthly billing cycle.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Seventeenth Amendment is effective [*] upon execution by both of the undersigned parties. This Seventeenth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

Article 16 (16.3 Only) (Revised [*])

INSOLVENCY

16.3Insolvency of the Reinsurer

In the event of the Reinsurer's insolvency, the Ceding Company may immediately cancel the

Agreement for future new business and will notify the Reinsurer in writing of its intent within ninety (90) days of the insolvency determination. The effective date will be no earlier than the effective date of the Reinsurer's insolvency.

In addition, the Ceding Company may provide the Reinsurer with written notice of its intent to recapture all reinsurance in force under this Agreement regardless of the duration the reinsurance has been in force or the amount retained by the Ceding Company on the policies, but only if the undisputed amounts due from the Reinsurer to the Ceding Company have gone unpaid for more than ninety (90) days (the "Payment Delinquency Period"). The Ceding

Company agrees to immediately inform [*] or its successor organization in writing of any undisputed claim that remains pending for sixty (60) days. The Ceding Company must make the recapture election within ninety (90) days of the Reinsurer's insolvency, or the end of the

Payment Delinquency Period, if later. Recapture must be effective no earlier than the date of Reinsurer's insolvency and no later than twelve (12) months following the end of the Payment Delinquency Period.

Any recapture fee will be mutually agreed upon by the Ceding Company and the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor.

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